Exhibit 10.80

POST CLOSING AND INDEMNITY AGREEMENT

This Post Closing and Indemnity Agreement (“Agreement”) is dated as of this 25th day of July, 2006 by and among MB Herndon, L.L.C., a Delaware limited liability company (“Purchaser” which for purposes of this Agreement shall also include its successors and assigns), and Valley View Associates Limited Partnership (“Seller”), in connection with the acquisition of Dulles Executive Center, located in Hemdon, Virginia (the “Property”) as defined in that certain Agreement of Purchase and Sale dated July 6, 2006 (the “Contract”), as amended, by and between Seller and Inland Real Estate Acquisitions, Inc. (“IREA”).

RECITALS:

A.                     IREA assigned its interest in the Contract to Purchaser by assignment dated as of the date of this Agreement.

B.                       As a condition precedent to Purchaser proceeding to the Closing (as defined in the Contract), Purchaser has required and Seller has agreed to certain undertakings following the Closing and further, Purchaser has required and Seller has agreed that Seller shall indemnify, defend and hold harmless Purchaser to the extent provided for in this Agreement.

NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

1. Cisco Estoppel / Seller’s Estoppel

(a)                    Cisco Systems, Inc. (“Cisco”), as tenant, entered into a lease dated December 20, 2000 for approximately 189,764 s.f., being all of building known as 13560 Dulles Technology Drive (the “Premises”), one of the buildings on the Property. The Cisco Lease was supplemented by a License Agreement dated December 20, 2000, and amended by the First Amendment dated October 8, 2001 and by the Second Amendment dated August 25, 2004 (collectively, the “Cisco Lease”).

(b)                   By the Second Amendment to the Cisco Lease, Cisco assigned its rights to occupy the Premises and certain other rights under the Cisco Lease to Lockheed Martin Corporation (“Lockheed”).

(c)                    As of the date of Closing under the Contract, Seller could not provide an estoppel from Cisco as to certain of the obligations of Cisco under the Cisco Lease. Purchaser has agreed to proceed to Closing in consideration of which Seller has agreed as follows: (i) at Closing, Seller shall provide a landlord estoppel (the “Landlord Estoppel”) with regard to the Cisco Lease and the obligations of Cisco under the Cisco Lease in form substantially as attached hereto as Exhibit A; and (ii) Seller shall use commercially reasonable efforts to secure and provide Purchaser with an estoppel from Cisco on or before August 25, 2006, with respect to the same matters covered in the Landlord’s Estoppel, and addressed to the same parties; and (iii) Seller shall indemnify and hold Purchaser harmless with regard to any claims and/or costs or damages suffered by Purchaser as a result of any of the statements in the Landlord Estoppel being incorrect; provided this indemnity by Seller shall terminate or lapse after the earlier to occur of (A) Purchaser’s receipt of the Cisco estoppel without material variance from the Landlord Estoppel, and (B) six months after the date of this Agreement (unless there is a material variance between the Landlord’s Estoppel and the Cisco estoppel).

2.        Letters of Credit

(a)                    In conjunction with their respective leases at the Property, both Nokia, Inc. (“Nokia”) and Exostar, LLC (“Exostar”) have provided Seller with letters of credit to secure certain obligations of such tenants under their respective leases and subject to the terms of their leases (the “Letters of Credit”). The Letters of Credit are attached hereto as Exhibit “B” and Exhibit “C”, respectively.

(b)                   As of the date of Closing under the Contract the Letters of Credit had not been assigned and/or reissued from Seller to Purchaser. Purchaser has agreed to proceed to Closing in consideration of which Seller has agreed to use commercially reasonable efforts to secure and provide Purchaser with an assignment of the existing Letters of Credit, or to have such Letters of Credit re-issued to name Purchaser as the secured party within thirty (30) days after the date of this Agreement, all at Purchaser’s cost.

(c)                    Seller shall indemnify and hold Purchaser harmless with regard to any claims and/or costs or damages suffered by Purchaser as a result of Seller’s failure to comply with the requirements of Subsection 2(b) above.

3.        Assignment Of TI Work Contracts

(a)                    Prior to the Closing under the Contract, Seller has entered into certain contracts and engaged in certain construction at the Property, as described on Exhibit “D”, with regard to work required under tenant leases of the Property (the “TI Contracts”).

(b)                   At Closing, Seller shall assign to Purchaser the TI Contracts; provided that (i) Purchaser assumes no obligations under the TI Contracts, and (ii) Purchaser shall have all rights to enforce the warranties of the contractors under the TI Contracts post Closing; and (iii) the effective date of the assignment of the Open TI Contract, as defined in Section 4, below, shall occur after all work under the Open TI Contract has been completed, without further assignment required; and (iv) Seller shall complete the obligations on its part to perform under the Open TI Contract, as defined in Section 4, below.

4.        Open TI Contract

(a)                    As of the date of Closing under the Contract the Construction Contract for a Fixed Sum dated 3/23/06 for work on the third floor of Building I (the “Open TI

Contract”), remains incomplete and there remains additional work, and additional costs associated with that Open TI Contract.

(b)                   From and after the date of this Agreement, Seller agrees to complete all work required under the Open TI Contract on the part of Seller, as landlord under and as required by the Lockheed lease. Purchaser grants Seller a license to enter Building I with regard to such Open TI Contract.

(c)                    Seller shall provide Purchaser with draw requests and contractor’s final lien waivers showing that all amounts due under the Open TI Contract have been paid, and Seller shall use any amounts paid by Lockheed Martin for its portion of such costs, whether paid to Seller or Purchaser (which will be forwarded to Seller), to pay such costs under the Open TI Contract.

(d)                   Seller shall indemnify and hold Purchaser harmless from any and all actual losses, costs, expenses and damages to persons or property, including actual and reasonable attorneys’ fees and court costs, incurred as a result of the work under the Open TI Contract, as provided in Section 8 of the Contract.

5.        Future Development Matters

(a)                    Seller has engaged in activities and filed applications related to a proposed expansion of the Property by the addition of a third building (the “Future Development”).

(b)                   At Closing, Purchaser will reimburse Seller for $17,655.00 toward the application fee paid by Seller related to the Future Development, and Purchaser shall have the right to pursue such application, or not, at Purchaser’s sole discretion.

(c)                    Seller agrees that all other costs incurred by Seller, and all obligations or contracts entered into by Seller with respect to the Future Development, will be the sole obligation of Seller and that Purchaser is not assuming any obligations under any contracts related to the Future Development.

(d)                   Seller shall indemnify and hold Purchaser harmless with regard to any claims and/or costs or damages suffered by Purchaser as a result of Seller’s failure to comply with the provisions of Subsection 5(c) above

6.        Audit Letter

(a)                    Pursuant to the terms of the Contract, Seller shall cooperate with Purchaser and Purchaser’s accountants (at no cost to Seller) with regard to the audit of Seller’s books and records related to rental income and operating expenses for the Property.

(b)                   Seller agrees that from and after Closing, at Purchaser’s request, Seller shall execute an audit letter in form and content reasonably acceptable to Seller and Purchaser, making representations as to the matters related to rental income and operating expenses for the Property prior to the date of Closing, and addressed to such auditors.

7.        Survival

The terms and provisions of this Agreement shall expressly survive the Closing.

8.        Remedies

The remedies and indemnities set forth herein are in addition to all rights of Purchaser as set forth in the Contract.

9.        Further Assurances

Seller and Purchaser agree to cooperate with each other following the Closing to confirm any matter and execute any document reasonably required by the other party in furtherance of the Closing and consistent with the requirements of this Agreement.

10.      Defined Terms

All capitalized terms which are not expressly defined herein shall have the meanings set forth in the Contract.

11.      Miscellaneous

(a)                    This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(b)                   This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one Agreement. Facsimile transmission or scanned (pdf) copy of any executed original of this Agreement shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party.

Signatures on following page.

IN WITNESS WHEREOF, the parties have executed this Post Closing and Indemnity Agreement effective the first date written above.

Seller:

Valley View Associates Limited Partnership

By:	FCD-Hersch Associates, LLC, a North Carolina limited liability company
Its:	General Partner

	By:	/s/ Philip W. Norwood
	Name:	Philip W. Norwood
	Its:	President

Purchaser:

MB HERNDON, L.L.C., a Delaware limited liability company

By:	Minto Builders (Florida), Inc.,
a Florida corporation, its sole member

By:	/s/ C. Benvenuto
Name:	C. Benvenuto
Its:	Authorized Agent